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                                                                      Exhibit 4






                                PHARMERICA, INC.
                    NON-QUALIFIED DEFERRED COMPENSATION PLAN
                                 FOR EXECUTIVES




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                                PHARMERICA, INC.
                    NON-QUALIFIED DEFERRED COMPENSATION PLAN
                                 FOR EXECUTIVES

                            EFFECTIVE JANUARY 1, 1998


                                                                         Page
                                                                         ----
ARTICLE I - DEFINITIONS................................................    1
ARTICLE II - ELIGIBILITY AND PARTICIPATION.............................    2
ARTICLE III - PARTICIPANT ELECTION AND CONTRIBUTIONS...................    2
ARTICLE IV - ALLOCATION OF FUNDS.......................................    3
ARTICLE V - ENTITLEMENT TO BENEFITS....................................    5
ARTICLE VI - BENEFICIARIES; PARTICIPANT DATA...........................    6
ARTICLE VII - ADMINISTRATION...........................................    7
ARTICLE VIII - AMENDMENT...............................................    9
ARTICLE IX - TERMINATION...............................................   10
ARTICLE X - MISCELLANEOUS..............................................   10



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                                PHARMERICA, INC.
                    NON-QUALIFIED DEFERRED COMPENSATION PLAN
                                 FOR EXECUTIVES

                            EFFECTIVE JANUARY 1, 1998

         This Plan allows certain key executives of PharMerica, Inc. (the "Company") or its affiliates who are eligible to participate in the 401(k) Plan to elect pursuant to the provisions of this Plan as set forth below, in connection with their election to make contributions under the "cash or deferred arrangement" of the 401(k) Plan, to make contributions under this Plan of amounts that would, if made under the 401(k) Plan, exceed the dollar limitation in effect under Section 402(g) of the Code. The amounts so contributed are to be treated as though accumulated on behalf of the Participant, along with earnings as specified herein, and held by the Company until such time as they become distributable from the Company to the Participant under the terms of this Plan at termination of employment or upon the occurrence of other specified events. This Plan is intended to be a "top hat plan" (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.


                             ARTICLE I - DEFINITIONS

         The following definitions apply to this Plan:

         1.1 ACCOUNT means the account established for a Participant on the books of the Company as provided in Article IV.

         1.2 BENEFICIARY means any person or persons so designated in accordance with Article VI.

         1.3 CODE means the Internal Revenue Code of 1986, as amended from time to time.

         1.4 COMMITTEE means the Board of Directors of the Company or such other Committee as the Board of Directors may designate to take on administrative responsibilities with respect to the Plan.

         1.5 EFFECTIVE DATE means January 1, 1998.

         1.6 ELIGIBLE EMPLOYEE means a management or highly compensated employee of the Company or any of its affiliates who is eligible to participate in the 401(k) Plan and who is eligible to participate in the Plan in accordance with the provisions of Article II.



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         1.7 ERISA means the Employee Retirement Income Security Act of 1974, as
amended from time to time.

         1.8 401(K) PLAN means the PharMerica, Inc. 401(k) Profit Sharing Plan

         1.9 PARTICIPANT means any person with an Account.

         1.10 PLAN means the PharMerica, Inc. Non-qualified Deferred Compensation Plan for Executives, as amended from time to time.

         1.11 PLAN YEAR shall mean each calendar year starting as of the Effective Date.

         1.12 VALUATION DATE means the valuation date as established in accordance with Article IV and Article V.


                   ARTICLE II - ELIGIBILITY AND PARTICIPATION

         2.1 An employee shall be an Eligible Employee for purposes of the Plan provided all of the following requirements are met:

                  (a) Such employee's compensation is equal to or exceeds the minimum compensation level established by the Committee with respect to the Plan from time to time, which compensation level shall not be less than $80,000;

                  (b) Such employee is employed in a position with the title of "vice president" or in a position which the committee determines is of equal or greater authority

                  (c) Such employee is eligible as of the first day of the Plan Year to participate in the 401(k) Plan; and

                  (d) Such employee is either specifically designated by the Committee as eligible to participate in the Plan or is in a category of employees that is designated as eligible to participate in the Plan.

         2.2 Notwithstanding the foregoing, the Committee shall have the discretion to modify, on a case by case basis, the eligibility requirements for participation in the Plan; provided, however, that the Committee shall in all events apply its discretionary authority in a manner that is consistent with the Plan's continued qualification as a "top hat plan" as that term is used in applicable Department of Labor regulations.

         2.3 In the event the Committee determines, at its discretion, that a Participant no longer qualifies as an Eligible Employee, such Participant's election to have amounts added to his or her



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Account maintained under the Plan shall be ineffective, and any amounts that would otherwise have been added to such Account shall be paid over in cash to such Participant.

         2.4 Each Eligible Employee shall be permitted to become a Participant by making an election on a form provided by the Committee electing, in accordance with the terms of the Plan, to have a portion of what would otherwise be payable to the Participant as cash compensation added to the Participant's Account maintained under the Plan.


              ARTICLE III - PARTICIPANT ELECTION AND CONTRIBUTIONS

         3.1 EXCESS DEFERRAL ELECTION. A Participant elects to have contributions made to his or her Account maintained under the Plan by filing with the Committee an irrevocable election (an "Excess Deferral Election") at any time prior to the beginning of a Plan Year.

         3.2 REVOCATION OF ELECTION. A Participant's Excess Deferral Election under the Plan shall remain in effect for the first Plan Year starting subsequent to the date on which such election is submitted to the Committee, and shall continue in force indefinitely from Plan Year to Plan Year, unless revoked by the Participant. A revocation of an Excess Deferral Election shall be effective as of the first day of the first Plan Year starting subsequent to the date on which the revocation is filed with the Committee.

         3.3 AUTOMATIC REVOCATION OF ELECTION. A Participant's Excess Deferral Election shall be automatically revoked in the event there is a distribution of all or any portion of the Participant's Account for any reason. In the event of such an automatic revocation of a Participant's Excess Deferral Election, such Participant shall not be eligible to submit a new Excess Deferral Election until after the end of the Plan Year in which such automatic revocation occurs.

         3.4 AMOUNT OF CONTRIBUTIONS. The amounts contributed under the Plan with respect to a Participant (referred to as the Participant's "Excess Contributions") are determined by reference to the percentage of compensation that the Participant has indicated is to be contributed as a salary deferral contribution under the 401(k) Plan (as in effect on the first day of the Plan
Year). This percentage is referred to as the Participant's "Contribution Percentage." The amount to be contributed during the Plan Year will be equal to the excess of the Participant's "Maximum Contribution" over the dollar limitation imposed on elective contributions to the 401(k) Plan under Section 402(g) of the Code, where the Participant's Maximum Contribution is determined by applying the Participant's Contribution Percentage to the Participant's "Compensation" (as that term is defined for purposes of the 401(k) Plan).

         3.5 TIMING OF CONTRIBUTIONS. Contributions to the Plan shall be treated as if made in the amounts and at the times the Participant's Excess Contributions would have been taken into account under the 401(k) Plan if actually made to that plan.



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         3.6 COMPANY MATCHING CONTRIBUTIONS. With respect to each Plan Year, additional amounts shall be added to a Participant's Account as of the last day of the Plan Year equal to the excess of the Participant's "Maximum Matching Contribution" over the amount actually contributed as a Company matching contribution under the 401(k) Plan with respect to such Plan Year, where the Maximum Matching Contribution is equal to the amount the Company would have contributed as a Company matching contribution under the 401(k) Plan if the Participant's actual contributions to the 401(k) Plan and the Participant's actual contributions to the Plan had all been contributed to the 401(k) Plan. Any additions to a Participant's Account under this Section 3.6 shall be treated as though invested in Company stock if Company matching contributions for such Plan Year under the 401(k) Plan would be made to a Company stock fund under the 401(k) Plan.


                        ARTICLE IV - ALLOCATION OF FUNDS

         4.1 SEPARATE ACCOUNTS. The Company shall establish and maintain a separate bookkeeping Account under the Plan to reflect all amounts contributed with respect to each Participant, adjusted for gain or loss as described in
Section 4.2.

         4.2 GAIN OR LOSS ADJUSTMENT. Each Participant's separate Account as established under the Plan in accordance with Section 4.1 shall be adjusted at the end of each Plan Year, on the date the Account is distributed, or as of such other date as may be established for this purpose by the Committee (any such date being referred to herein as a "Valuation Date") to take into account the gain or loss adjustment as determined under this Section 4.2 for such period applicable to such separate Account. For purposes of the Plan, the gain or loss adjustment applicable to a Participant's separate Account shall be determined as follows:

                  (a) Each Participant shall be permitted to specify an investment or investments (from among Permissible Investments, as that term is defined below) which shall be the basis for determining the gain or loss adjustment applicable to such Participant's separate Account in accordance with such rules as may be established by the Committee. The rules regarding investment specifications established by the Committee may include provisions requiring the Participant to provide advance notice to the Committee of intended changes in investment specifications. The length of time required for such advance notice shall be as determined by the Committee. Each Participant shall be permitted to change his or her specified investments at the same times as investment changes are permitted under the 401(k) Plan, except to the extent other rules regarding investment specifications are established by the Committee. "Permissible Investments" under the Plan shall be those investments which are available as participant directed investments under the 401(k) Plan; provided, however that the Committee may, at its sole discretion, modify the definition of "Permissible Investments" without regard to the investment alternatives available to participants in the 401(k) Plan.

                  (b) On each Valuation Date, each Participant's separate Account shall be adjusted to reflect the gain or loss that would have been realized if an amount equal to the Participant's separate


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Account balance as of the prior Valuation Date, along with any additional amounts added to the Participant's separate Account on account of the Participant's Elective Deferrals occurring during the period prior to the Valuation Date (but subsequent to any prior Valuation Date), had been invested in accordance with the investment specifications of the Participant. For purposes of the determination of the gain or loss adjustment for the applicable Valuation Date, such adjustment shall be calculated by taking into account any brokerage fees or other transactional costs that would have been incurred in actually carrying out the investment specifications of the Participant, whether or not such costs were actually incurred by the Company. For purposes of these calculations, the balance in a Participant's separate Account as of the prior Valuation Date shall be treated as having been invested for the full period through the applicable Valuation Date, while the Participant's Elective Deferrals shall be treated as having been invested starting as of the date the contributions are deemed to have been made under Article III above.

                  (c) Notwithstanding anything to the contrary contained herein, including those provisions giving a Participant the right of designating investments from among Permissible Investments for the purposes of determining the benefit paid under the Plan, the Company reserves the right to invest its assets, including any assets that may have been set aside for the purpose of funding the benefits to be provided under the Plan, at its own discretion, and such assets shall remain the property of the Company, subject to the claims of its general creditors, and no Participant shall have any right to any portion of such assets other than as an unsecured general creditor of the Company.

                  (d) At the discretion of the Committee, the Account of each Participant may be deemed to be invested at all times in the same investment alternatives and in the same proportions as the investments made with respect to such Participant's accrued benefit under the 401(k) Plan.

         4.3 FEES AND EXPENSES. Fees and expenses incurred by the Company in connection with the Plan shall be ratably allocated and charged against Participants' Accounts unless the Company, in its discretion, elects to pay some or all such items without charging them against Participants' Accounts.

         4.4 VESTING OF ACCOUNTS. Participants are fully vested in amounts credited to their Accounts.

         4.5 ACCOUNT STATEMENTS. Each Participant shall receive a statement of his or her Account as soon as practicable after the end of each Plan Year, and at such other times as the Committee determines to provide such statements.


                       ARTICLE V - ENTITLEMENT TO BENEFITS

         5.1 COMMENCEMENT OF DISTRIBUTIONS. Distribution of a Participant's Account shall be made or begin as soon as practicable after employment terminates. Alternatively, the participant may



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elect at the time his Excess Deferral Election is submitted to the Committee to receive payment on a specified date if such date occurs prior to the Participant's termination of employment. A Participant shall also have the right to elect to receive a distribution in a lump sum of his or her Account as soon as practicable following a "Change of Control" if that occurs before the Participant's Account has been completely distributed. For purposes of the Plan, a "Change of Control" shall be deemed to occur if there has been a "Change of Control" as that term is defined in the Capstone Pharmacy Services, Inc. 1995 Stock Option Plan, as amended, or any successor to such plan, or at the discretion of the Board of Directors.

         5.2 DEATH. A Participant's Account shall be paid to the Participant's Beneficiary (or to the Participant's estate if no Beneficiary has been designated) as soon as practicable after the Participant's Death in a single lump sum.

         5.3 HARDSHIP DISTRIBUTIONS. If a Participant incurs a financial hardship, as hereinafter defined, the Participant may apply to the Committee for a cash lump sum distribution of all or any part of his or her Account. The Committee shall fully consider the circumstances of each such case, and shall have the right to allow such distribution, to direct a distribution of part of the amount requested, or to refuse to allow any distribution. Upon a finding of financial hardship, the Committee shall make the appropriate distribution to the Participant from amounts credited to the Participant's Account, and such Account shall be reduced to reflect such distribution. Whether a Participant is entitled to a distribution on account of financial hardship and the extent to which such distribution shall be determined using the same standards as are applicable to hardship distributions under the 401(k) Plan. In applying these financial hardship standards, the Committee shall make its determination of hardship assuming that a distribution from the Plan would be available to a Participant before any distribution on account of hardship would be available from the 401(k) Plan. It is anticipated that any distribution on account of hardship under the 401(k) Plan would also take into account the availability of a distribution from the Plan prior to a distribution from the 401(k) Plan.

         5.4 DISABILITY DISTRIBUTION. If the Participant becomes "Disabled" the Participant's Account shall be distributed in substantially equal annual installments over a ten (10) year period. For purposes of the Plan, "Disability" shall mean a medically determinable physical or mental impairment that qualifies as a "disability" for purposes of the Company's long term disability policy, if any, in effect as of the date of determination, or a condition such that the Participant qualifies as disabled for purposes of receiving Federal social security long-term disability benefits.

         5.5 METHOD OF PAYMENT. Except as otherwise specified in the Plan, distributions made under the Plan shall be made in a cash lump sum or in substantially equal annual installments over not more than ten (10) years. A Participant's Accounts shall continue to be adjusted for gain or loss in accordance with Section 4.2 until it is completely distributed. A Participant shall elect the method under which his or her Account will be paid at the time the Participant first files a Excess Deferral Election under the terms of the Plan, and the length of time over which installments payments are to be made if applicable.


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         5.6 DISTRIBUTIONS PRIOR TO THE DESIGNATED BEGINNING DATE; FORFEITURE.
At any time prior to the date elected by the Participant for the distribution of his or her Account to commence, a Participant may elect in writing to receive a distribution of all or a portion of his or her Account in a single lump sum payment; provided, however, that upon such election, the Participant shall forfeit an amount equal to ten percent (10%) of the amount of the requested distribution as of the Valuation Date applicable to the election, and provided, further, that the distribution to you permitted pursuant to such an election must not be less than $1,000 or the entire amount available to be distributed to you, whichever is less. The Excess Deferral Election of any Participant who receives a distribution under this section shall be treated as automatically revoked immediately and such Participant shall not be permitted to make a subsequent Excess Deferral Election until after the beginning of the Plan Year first commencing after the date of such distribution, effective as of the first day of the second Plan Year commencing after the date of such distribution.


                  ARTICLE VI - BENEFICIARIES; PARTICIPANT DATA

         6.1 DESIGNATION OF BENEFICIARIES. Each Participant may designate the person or persons (who may be named contingently) and or trusts for the benefit of such persons to receive such benefits as may be payable under the Plan upon the Participant's death. Each Beneficiary designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during the Participant's lifetime.

                  If a Participant dies without a valid Beneficiary designation, the Company shall distribute the Participant's Account to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Committee may rely conclusively upon information supplied by the Participant's personal representative, executor or administrator. If the Committee does not receive adequate information, or if any question arises as to the existence or identity of anyone entitled to receive a benefit payment, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Committee, in its sole discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Committee deems to be appropriate.

         6.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES:
INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Company's records, shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Company shall not be obliged to search for any Participant or Beneficiary beyond sending a registered letter to such last known address. If a Participant or Beneficiary fails to claim an amount to which he or she is entitled to under the Plan within three (3) years of the notice from the Company sent to the Participant's or Beneficiary's last known address, then, except as otherwise required by law, the Committee may, in its discretion, direct the Company to distribute to any one or more or all of the Participant's next of kin, in such proportions as the Committee determines. If neither the Participant nor any next of kin can be located, the Committee shall have the right to direct that the amount payable shall be deemed to be a


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forfeiture to the Company, except that the dollar amount of the forfeiture, unadjusted for gains or losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to a missing Participant or Beneficiary is subject to escheat pursuant to applicable state law, any payment made in accordance with such law shall fully satisfy and discharge the Company's obligations under this Plan.


                          ARTICLE VII - ADMINISTRATION

         7.1 ADMINISTRATIVE AUTHORITY. The Committee shall administer the Plan. The Committee shall have the power to take all actions and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan. All Committee decisions, interpretations, actions and determinations with respect to the Plan shall be final and binding on all parties. Without limiting the generality of the foregoing, the Committee shall have the following specific powers, duties and responsibilities:

                  (a) To resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Eligible Employees, Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan;

                  (b) To adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;

                  (c) To implement the Plan in accordance with its terms and the rules and regulations adopted as above;

                  (d) To make determinations concerning the eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting and distribution of Plan Accounts;

                  (e) To appoint any persons or firms, or otherwise act to secure specialized advise or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Company shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons.

         7.2 DELEGATION OF ADMINISTRATIVE FUNCTIONS. The Committee may delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect as if such action had been taken by the Committee. The Committee shall not be liable for any act or omission of any person to whom the Committee's duties, powers and


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responsibilities have been delegated, nor shall any person or committee to whom or to which any duties, powers or responsibilities have been delegated have any liabilities with respect to any duties, powers or responsibilities not delegated to him, her or it, except to the extent required by law.

         7.3 LITIGATION. In any action or judicial proceeding affecting the Plan, it shall be necessary to join as a party only the Company. Except as may be otherwise required by law, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

         7.4 CLAIMS PROCEDURE. Any person claiming a benefit under the Plan ( a "Claimant") shall present the claim, in writing, to the Committee and the Committee shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

                  (a) The specific reason or reasons for denial, with specific references to the Plan provisions on which the denial is based;

                  (b) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

                  (c) An explanation of the Plan's claims review procedure.

                  The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Committee's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Committee to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

                  Any Claimant whose claim is denied, or deemed to be denied under the preceding sentence, (or such Claimant's authorized representative) may, within sixty (60) days after the Claimant's receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Committee. Upon such a request for review, the claim shall be reviewed by the Committee (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

                  The decision on review normally shall be made within sixty
(60) days of the Committee's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Committee, and the time limit for the


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decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provision on which the decision is based. The written decision on review shall be given to the Claimant within sixty (60) days (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.


                            ARTICLE VIII - AMENDMENT

         8.1 RIGHT TO AMEND. The Company reserves the right to amend the Plan by action of its Board of Directors or by action of the Committee, and all Participants, Beneficiaries and other interested parties shall be bound by any such amendments; provided, however, that no amendment shall reduce the amount of a Participant's Account or the Participant's rights therein as of the date of the amendment.

         8.2 AMENDMENT REQUIRED BY LAW. Notwithstanding the provisions of
Section 8.1, the Plan may be amended at any time, retroactively if required, if the Committee finds it necessary to do so in order to ensure that the Plan is characterized as a plan of deferred compensation maintained for a select group of management or highly compensated employees, as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.


                            ARTICLE IX - TERMINATION

         9.1 COMPANY'S RIGHT TO TERMINATE OR SUSPEND PLAN. The Company reserves the right, by action of its Board of Directors or by action of the Committee, to terminate the Plan and/or its obligations to make further additions to the Accounts maintained under the Plan on account of Elective Deferrals or to make further adjustments to such Accounts on account of gain or loss under Section
4.2. If the Plan is terminated, all Accounts shall be distributed to Participants as soon as practicable after the Plan terminates. The Company may choose to terminate its obligation to credit Accounts prospectively with respect to Elective Deferrals, while continuing to maintain the Plan. In such event, the Company shall continue to give effect to all other applicable provisions of the Plan, including those concerning adjustments to such Accounts on account of gain or loss under Section 4.2.




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




                            ARTICLE X - MISCELLANEOUS

         10.1 LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan nor any modification thereof, nor the creation of any Account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Company, or any officer or employee thereof, except as provided by law or by any Plan provision. In no event shall the Company, or its employees or officers, be liable for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan or any credit or contribution thereto or distribution therefrom.

         10.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provision of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been part of the Plan. Where the context permits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of Maryland shall control the Plan and all questions of law arising thereunder, except where those laws are preempted by the laws of the United States.

         10.3 NO RIGHT TO EMPLOYMENT. Participation under the Plan will not give any Participant the right to be retained as an employee or otherwise in the service of the Company or any affiliate of the Company.

         10.4 UNFUNDED PLAN. The Plan is intended to be, and at all times shall be interpreted and administered so as to qualify as, an unfunded plan of deferred compensation. The rights of Participants and Beneficiaries to payments under the Plan shall be those of general, unsecured, creditors of the Company and shall not be secured by any trust, escrow or other arrangement; provided, however, that the Company may, in its discretion, establish one or more trusts for purposes of funding its obligations under this Plan as long as, in the opinion of counsel to the Company, the establishment of such trust or trusts will not cause the Plan to be considered "funded" for purposes of ERISA or the Code or otherwise jeopardize the tax treatment of benefits hereunder. No provision of this Plan shall be interpreted so as to give any individual any right in any assets of the Company which is greater than the rights of any general unsecured creditor of the Company.

         10.5 SPENDTHRIFT PROVISION. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit hereunder be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of Plan benefit payments to an account in a


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



banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

                  If any Participant's or Beneficiary's benefits hereunder are garnished or attached by order of any court, the Company may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant's or Beneficiary's Account or, if the Company prefers, paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.

         10.6 WITHHOLDING. A Participant or a Beneficiary under the Plan shall make appropriate arrangements with the Company for satisfaction of any Federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required prior to making any payment of benefits under the Plan.

                  IN WITNESS WHEREOF, the Company has caused the Plan to be executed and its seal to be affixed hereto, effective as of


ATTEST/WITNESS:                             PHARMERICA, INC.

_______________________________             By: __________________________(SEAL)

Print Name: ___________________             Print Name: ___________________

                                            Date: _________________________




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